Exhibit 99.1

           HQ GLOBAL EDUCATION ANNOUNCES FISCAL 2010 FINANCIAL RESULTS

*    FY10 REVENUES UP 30.3% YOY TO $47.1M

*    FY10 NET INCOME UP 27.2% YOY TO $13.6M

*    FY10 GROSS MARGIN OF 38.1%, UP FROM 36.8% IN FY09

CHANGSHA CITY, CHINA -- (Globe Newswire) - November 30, 2010 -- HQ Global Education Inc. ("HQ" or the "Company") (OTCBB: HQGE), which controls and operates 10 vocational schools in China under the widely known "HQ" brand and is one of China's leading providers of customized or "order-oriented" vocational education, today announced its financial results for the fiscal year ended August 31, 2010. Summary financial data is provided below:

FISCAL YEAR 2010 FINANCIAL AND OPERATING HIGHLIGHTS

* Revenues generated in fiscal year 2010 increased by 30.3% to $47.1 million, up from $36.1 million in fiscal 2009

*    Tuition and other fees generated $34.8 million or 73.9% of revenues

*    Services generated $12.3 million or 26.1% of revenues

* Gross margin for the year was 38.1% based on gross profit of $17.9 million, compared with a 36.8% margin in fiscal 2009

* Net income for fiscal 2010 increased 27.2% to $13.6 million, compared with $10.7 million in fiscal 2009

* Earnings per diluted share were $0.49 for the year, compared with diluted EPS of $0.52 achieved in the previous year

Mr. Guangwen He, Chairman and CEO of the Company, stated, "Our fiscal 2010 performance was highlighted by solid revenue and net income growth, as well as improved margins. These strong results demonstrate our ability to successfully manage costs as we expand our operations. We grew our operating network to 10 schools during fiscal 2010, and accumulated enrollment at HQ-operated schools exceeded 100,000 students. There is an urgent need for skilled workers in China's rapidly developing economy, and we anticipate that enrollment in vocational training programs such as ours will continue to increase."

Mr. He continued, "In fiscal 2011, we plan to seek strategic partnerships with other schools, expand our existing facilities and program offerings, and promote the HQ brand name to increase our market presence and attract new students to our schools. By leveraging our strong reputation and successful operating history, we expect the positive growth pattern of recent years to continue into 2011."

FISCAL YEAR 2010 RESULTS OF OPERATIONS

REVENUES

Revenues for the fiscal year ended August 31, 2010 were $47.1 million as compared to $36.1 million for the fiscal year ended August 31, 2009. The increase of $11.0 million, or 30.3%, was primarily due to an increase in student enrollment at Company-operated schools as well as the expansion of the Company's operations. Tuition and other fees generated $34.8 million or 73.9% of revenues, and services generated $12.3 million or 26.1% of revenues.

GROSS PROFIT

Gross profit for the fiscal year ended August 31, 2010 was $17.9 million as compared to $13.3 million for the period ended August 31, 2009. The increase of $4.6 million, or 35.1%, was primarily due to an increase in student enrollment as well as an increase in fee standards for vocational education programs and order-oriented services, while the related fixed costs remained unchanged. Cost of revenue for fiscal 2010 was $29.1 million as compared to $22.8 million for fiscal 2009. The Company's gross margin was 38.1% and 36.8%, for the fiscal year ended August 31, 2010 and 2009, respectively.

NET INCOME

Net income for the year ended August 31, 2010 was $13.6 million as compared to $10.7 million for the year ended August 31, 2009. Earnings per diluted share were $0.49 for fiscal 2010, compared with diluted EPS of $0.52 for the same period in 2009. The decrease was primarily due to an increase in the number of weighted average shares outstanding, from 20.5 million shares in fiscal 2009 to
27.5 million shares in fiscal 2010.

CHANGE IN LIQUIDITY AND CAPITAL RESOURCES

As of August 31, 2010, the Company's current assets were $15.5 million and current liabilities were $5.0 million. Cash and cash equivalents totaled $5.2 million as of August 31, 2010. The Company's shareholders' equity at August 31, 2010 was $40.6 million. The Company generated $15.7 million in cash from operating activities for the fiscal year ended August 31, 2010, compared to $7.6 million for the same period in 2009. The Company used $17.4 million in net cash for investing activities for the fiscal year ended August 31, 2010, compared to $6.2 million for the same period in 2009. The Company generated $3.0 million

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from financing activities for the fiscal year ended August 31, 2010, compared to
$0.9 million used in financing activities for the same period in 2009.

CONFERENCE CALL AND WEBCAST

Management will host a conference call to discuss these financial results today at 8:30 a.m. Eastern time (5:30 a.m. Pacific).

To participate in the call please dial (877) 941-2069, or (480) 629-9713 for international calls, approximately 10 minutes prior to the scheduled start time. Interested parties can also listen via a live Internet webcast, which can be found at http://ViaVid.net.

A replay of the call will be available for two weeks from 11:30 a.m. EST on November 30, 2010, until 11:59 p.m. EST on December 14, 2010. The number for the replay is (877) 870-5176, or (858) 384-5517 for international calls; the pass code for the replay is 4390105. In addition, a recording of the call will be available via the company's website at http://hq-education.com/english/index.asp for one year.

ABOUT HQ GLOBAL EDUCATION INC. ("HQ")

HQ provides "customized training" services to varied student populations by operating its own private schools or cooperating with selected vocational schools in China. By rendering full-scale educational and job placement services, the Company realizes recurring revenues, such as tuition fees, school logistics services fees, off-campus internship management fees, and job placement fees. As of August 31, 2010, there were more than 34,000 students from 25 provinces throughout China enrolled in HQ-operated schools. In line with its "customized education" approach, HQ has established cooperation relationships with 128 enterprise clients and provides training to students who frequently become employees of these enterprises. As part of the program, HQ also endeavors to place students in off-campus internships with the enterprises. HQ has become increasingly synonymous throughout China with superior training to meet employer needs and for producing outstanding technical specialists with immediate jobs and fulfilling career opportunities. For the year ended August 31, 2010, the employment rate remained 100% for the students who graduated from our vocational programs.

For more information please visit: http://hq-education.com/english/index.asp.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Forward-looking  statements  involve known and unknown risks and  uncertainties,

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
which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission.

CONTACTS:

At the Company:
Mr. Guangwen He
Chairman and Chief Executive Officer
HQ Global Education Inc.
http://www.hq-education.com
Tel: (86 731) 88873727
Fax: (86 731) 88873727

Investor Relations:
Dave Gentry, U.S.
RedChip Companies, Inc.
Tel: +1-800-733-2447, Ext. 104
Email: info@redchip.com

Jing Zhang, China
RedChip Beijing Representative Office
Tel: +86 10-8591-0635
Web: http://www.RedChip.com

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
                            HQ GLOBAL EDUCATION INC.
                       (FORMERLY GREEN STAR MINING CORP.)
           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

                                            FOR THE YEAR ENDED AUGUST 31,
                                              2010               2009
                                          -------------      -------------
Revenues
  Fee based                               $  34,755,064      $  24,838,086
  Service based                              12,300,242         11,273,272
                                          -------------      -------------
                                             47,055,306         36,111,358
                                          -------------      -------------
Cost of revenue
  Fee based                                 (19,488,030)       (14,260,958)
  Service based                              (9,635,489)        (8,575,464)
                                          -------------      -------------
                                            (29,123,519)       (22,836,422)
                                          -------------      -------------

Gross profit                                 17,931,787         13,274,936

Selling expenses                               (915,265)          (640,576)
General and administrative expenses          (2,327,716)        (1,818,177)
                                          -------------      -------------
Income from operations                       14,688,806         10,816,183

Other expenses
  Interest expenses                            (107,869)           (95,759)
  Other expenses                             (1,011,934)           (53,249)
                                          -------------      -------------
      Total other expenses                   (1,119,803)          (149,008)
                                          -------------      -------------

Income before income taxes                   13,569,003         10,667,175

Provision for income taxes                           --                 --
                                          -------------      -------------

Net income                                   13,569,003         10,667,175
                                          -------------      -------------
Other comprehensive income
  Foreign currency translation income           113,404             31,288
                                          -------------      -------------

Comprehensive Income                      $  13,682,407      $  10,698,463
                                          =============      =============
Basic and diluted income per common
 share                                    $        0.49      $        0.52
                                          =============      =============
Basic and diluted weighted average
 common shares outstanding                   27,520,548         20,500,000
                                          =============      =============

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